EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 14, 2000, except for Note 2, as to which the date is May 8, 2000, relating to the consolidated financial statements of PremierWest Bancorp (formerly Bank of Southern Oregon) and subsidiaries (PremierWest) as of December 31, 1999 and for the year then ended, in the Registration Statement (Form S-4) of PremierWest. Our report states that we did not audit the consolidated financial statements of United Bancorp and subsidiaries (United), which were included in the consolidated financial statements of PremierWest. Those statements were audited by other auditors whose report was furnished to us, and our opinion, insofar as it relates to the amounts included for United, is based solely on the report of the other auditors. Our report also contains an explanatory paragraph which states that "we have audited the combination of the accompanying consolidated financial statements as of December 31, 1998 and for each of the years in the two-year period then ended, after restatement for the May 2000 pooling of interests." Insofar as our report relates to the amounts included for PremierWest as of December 31, 1998 and for each of the years in the two-year period then ended, prior to the restatement for the May 2000 pooling of interests, it is based solely on the report of Kosmatka Donnelly & Co. LLP. Insofar as our report relates to the amounts included for United as of December 31, 1998 and for each of the years in the two-year period then ended, it is based solely on the report of Knight Vale & Gregory PLLC.

/s/ SYMONDS EVANS & LARSON, P.C. Portland, Oregon January 5, 2001